EXHIBIT 9(b)(viii)

                                LETTER AGREEMENT

                   SSgA Life Solutions Income and Growth Fund
                        SSgA Life Solutions Balanced Fund
                         SSgA Life Solutions Growth Fund


                            Administration Agreement


April 10, 1997


Frank Russell Investment Management Company
909 A Street
Tacoma, WA  98402

Ladies and Gentlemen:

Pursuant to Paragraph 1 of the Administration Agreement between the SSgA Funds and Frank Russell Investment Management Company, dated April 12, 1988, as amended, the SSgA Funds advise you that it is creating three new series to be named SSgA Life Solutions Income and Growth Fund, SSgA Life Solutions Balanced Fund, and SSgA Life Solutions Growth Fund (collectively, the "Funds"), and that the SSgA Funds desire Frank Russell Investment Management Company to serve as Administrator with respect to the Funds pursuant to the terms and conditions of the Administration Agreement. The Administrator to the Funds will not charge a fee for its services to the Funds.

Notwithstanding anything to the contrary in Paragraph 11(b), the initial term of the Administration Agreement with respect to the Funds shall be until April 12, 1998.

Please acknowledge your acceptance of acting as Administrator to the Funds by executing this letter agreement in the space provided below and then returning it to the undersigned.

Sincerely,

SSgA FUNDS


By:  /s/Lynn L. Anderson
     --------------------------------
     Lynn L. Anderson
     President


ACKNOWLEDGED AND ACCEPTED
-------------------------

Frank Russell Investment Management Company


By:  /s/J. David Griswold
     ---------------------------------
     J. David Griswold
     Associate General Counsel
       and Assistant Secretary